================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 2)

                                  OWENS CORNING
                        --------------------------------
                                (Name of Issuer)


                    COMMON STOCK, PAR VALUE $0.01 PER SHARE
                  --------------------------------------------
                         (Title of Class of Securities)

                                    690742101
                                 ---------------
                                  (CUSIP Number)

                                 Robert H. Weiss
                                 General Counsel
                       MatlinPatterson Global Advisers LLC
                               520 Madison Avenue
                            New York, New York 10022
                            Telephone: (212) 651-9525
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                 APRIL 3, 2007
                            ------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-l(e), 240.13d-l(f) or 240.13d-l(g), check the following box |_|

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Exchange Act") or otherwise subject to the liabilities of that section of the Exchange Act but shall be subject to all other provisions of the Exchange Act (however, see the Notes).

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                                 Page 1 of 17

---------------------------                          ---------------------------
CUSIP NO. 690742101                                              Page 2 of 17
---------------------------                          ---------------------------

                                 SCHEDULE 13D
--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         PI SPE LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         AF, WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      -0-
                                ------------------------------------------------
                                8     SHARED VOTING POWER
          NUMBER OF
           SHARES                     8,533,298
     BENEFICIALLY OWNED         ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER
           PERSON
            WITH                      -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      8,533,298
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         8,533,298
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         6.52%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

---------------------------                          ---------------------------
CUSIP NO. 690742101                                              Page 3 of 17
---------------------------                          ---------------------------

                                 SCHEDULE 13D
--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         PI SPE CI LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         AF, WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      -0-
                                ------------------------------------------------
                                8     SHARED VOTING POWER
          NUMBER OF
           SHARES                     3,055,175
     BENEFICIALLY OWNED         ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER
           PERSON
            WITH                      -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      3,055,175
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,055,175
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         2.33%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

---------------------------                          ---------------------------
CUSIP NO. 690742101                                              Page 4 of 17
---------------------------                          ---------------------------

                                 SCHEDULE 13D
--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         MatlinPatterson Global Opportunities Partners II L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         AF, WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      -0-
                                ------------------------------------------------
                                8     SHARED VOTING POWER
          NUMBER OF
           SHARES                     8,820,040
     BENEFICIALLY OWNED         ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER
           PERSON
            WITH                      -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      8,820,040
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         8,820,040
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         6.74%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

---------------------------                          ---------------------------
CUSIP NO. 690742101                                              Page 5 of 17
---------------------------                          ---------------------------

                                 SCHEDULE 13D
--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         MatlinPatterson Global Opportunities Partners (Cayman) II L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         AF, WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      -0-
                                ------------------------------------------------
                                8     SHARED VOTING POWER
          NUMBER OF
           SHARES                     3,157,840
     BENEFICIALLY OWNED         ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER
           PERSON
            WITH                      -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      3,157,840
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,157,840
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         2.41%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

---------------------------                          ---------------------------
CUSIP NO. 690742101                                              Page 6 of 17
---------------------------                          ---------------------------

                                 SCHEDULE 13D
--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         MatlinPatterson Global Partners II LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         AF, WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      -0-
                                ------------------------------------------------
                                8     SHARED VOTING POWER
          NUMBER OF
           SHARES                     11,977,880
     BENEFICIALLY OWNED         ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER
           PERSON
            WITH                      -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      11,977,880
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         11,977,880
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [X]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         9.15%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         HC
--------------------------------------------------------------------------------

---------------------------                          ---------------------------
CUSIP NO. 690742101                                              Page 7 of 17
---------------------------                          ---------------------------

                                 SCHEDULE 13D
--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         MatlinPatterson Global Advisers LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         AF, WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      -0-
                                ------------------------------------------------
                                8     SHARED VOTING POWER
          NUMBER OF
           SHARES                     11,977,880
     BENEFICIALLY OWNED         ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER
           PERSON
            WITH                      -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      11,977,880
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         11,977,880
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [X]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         9.15%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         IA
--------------------------------------------------------------------------------

---------------------------                          ---------------------------
CUSIP NO. 690742101                                              Page 8 of 17
---------------------------                          ---------------------------

                                 SCHEDULE 13D
--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         MatlinPatterson Asset Management LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         AF, WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      -0-
                                ------------------------------------------------
                                8     SHARED VOTING POWER
          NUMBER OF
           SHARES                     11,977,880
     BENEFICIALLY OWNED         ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER
           PERSON
            WITH                      -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      11,977,880
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         11,977,880
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [X]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         9.15%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         HC
--------------------------------------------------------------------------------

---------------------------                          ---------------------------
CUSIP NO. 690742101                                              Page 9 of 17
---------------------------                          ---------------------------

                                 SCHEDULE 13D
--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         MatlinPatterson LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         AF, WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      -0-
                                ------------------------------------------------
                                8     SHARED VOTING POWER
          NUMBER OF
           SHARES                     11,977,880
     BENEFICIALLY OWNED         ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER
           PERSON
            WITH                      -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      11,977,880
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         11,977,880
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [X]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         9.15%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         HC
--------------------------------------------------------------------------------

---------------------------                          ---------------------------
CUSIP NO. 690742101                                             Page 10 of 17
---------------------------                          ---------------------------

                                 SCHEDULE 13D
--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         David J. Matlin
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         AF, WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      -0-
                                ------------------------------------------------
                                8     SHARED VOTING POWER
          NUMBER OF
           SHARES                     11,977,880
     BENEFICIALLY OWNED         ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER
           PERSON
            WITH                      -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      11,977,880
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         11,977,880
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         9.15%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         IN
--------------------------------------------------------------------------------

---------------------------                          ---------------------------
CUSIP NO. 690742101                                             Page 11 of 17
---------------------------                          ---------------------------

                                 SCHEDULE 13D
--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Mark R. Patterson
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         AF, WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      -0-
                                ------------------------------------------------
                                8     SHARED VOTING POWER
          NUMBER OF
           SHARES                     11,977,880
     BENEFICIALLY OWNED         ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER
           PERSON
            WITH                      -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      11,977,880
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         11,977,880
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         9.15%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         IN
--------------------------------------------------------------------------------

---------------------------                          ---------------------------
CUSIP NO. 690742101                                             Page 12 of 17
---------------------------                          ---------------------------


INTRODUCTION.

          This Schedule l3D Amendment No. 2 (this "Amendment No. 2") amends and supplements the Schedule 13D Statement filed on November 9, 2006 (the "Initial Statement") as amended by Amendment No.1 to the Initial Statement filed on Decmber 12, 2006 ("Amendment No.1") . The Initial Statement, Amendment No. 1
and  this  Amendment  No.  2  are  collectively   referred  to  herein  as  the
"Statement."

          Capitalized terms used and not defined in this Amendment No. 2 shall have the meanings set forth in the Statement.

          The Amendment No. 2 is filed on behalf of (i) PI SPE LLC ("PI LLC"), a Delaware limited liability company, (ii) PI SPE CI LLC, a Delaware limited liability company ("PI CI LLC" and, together with PI LLC, the "Private Share Purchasers"), (iii) MatlinPatterson Global Opportunities Partners II L.P. ("Matlin Partners (Delaware)"), a Delaware limited partnership, (iv) MatlinPatterson Global Opportunities Partners (Cayman) II L.P. ("Matlin Partners (Cayman)" and, together with Matlin Partners (Delaware), the "Matlin Partners"), a Cayman Islands limited partnership, (v) MatlinPatterson Global Advisers LLC ("Matlin Advisers"), a Delaware limited liability company, by virtue of its investment authority over securities held by each of the Matlin Partners, (vi) MatlinPatterson Global Partners II LLC ("Matlin Global
Partners"), a Delaware limited liability company, as the general partner of each of the Matlin Partners, (vii) MatlinPatterson Asset Management LLC ("Matlin Asset Management"), a Delaware limited liability company, as the holder of all of the membership interests in Matlin Global Partners and Matlin Advisers, (viii) MatlinPatterson LLC ("MatlinPatterson"), a Delaware limited liability company, as the holder of all of the membership interests in Matlin Asset Management, (ix) and David J. Matlin and Mark R. Patterson each, as a holder of 50% of the membership interests in MatlinPatterson. Each of PI LLC, PI CI LLC, Matlin Partners (Delaware), Matlin Partners (Cayman), Matlin Advisers, Matlin Global Partners, Matlin Asset Management, MatlinPatterson, David J. Matlin and Mark R. Patterson, are collectively referred to in this Statement as the "Reporting Persons" and each is a "Reporting Person." This purpose of this Amendment No. 2 is to disclose the beneficial ownership of the Reporting Persons of common stock, par value $0.01 per share ("Common Stock") of Owens Corning (formerly Owens Corning (Reorganized) Inc., the "Issuer").

          All disclosure for items contained in the Initial Statement and Amendement No. 1, where no new information is provided for such item in this Amendment No. 2, is incorporated by reference into this filing.

ITEM 5.   INTEREST IN SECURITIES OF THE ISSUER

          Item 5 of the Initial Statement is amended and restated as follows:

    (a) (i) As of the date hereof, (A) PI LLC is a direct beneficial owner of 8,533,298 shares of Common Stock and (B) Matlin Partners (Delaware), MatlinPatterson, Matlin Asset Management, Matlin Advisers, Matlin Global Partners, David J. Matlin and Mark R. Patterson are each an indirect beneficial owner of such shares. The 8,533,298 shares of Common Stock represent beneficial ownership of approximately 6.52% of the Issuer's issued and outstanding shares of Common Stock. The Issuer disclosed in its Annual Report on Form 10-K, which

---------------------------                          ---------------------------
CUSIP NO. 690742101                                             Page 13 of 17
---------------------------                          ---------------------------


was filed with the Commission on March 14, 2007, that it had 130,895,843 shares of Common Stock outstanding.

          (ii) As of the date hereof, (A) PI CI LLC is a direct beneficial owner of 3,055,175 shares of Common Stock and (B) Matlin Partners (Cayman), MatlinPatterson, Matlin Asset Management, Matlin Advisers, Matlin Global Partners, David J. Matlin and Mark R. Patterson are each an indirect beneficial owner of such shares. The 3,055,175 shares of Common Stock represent beneficial ownership of approximately 2.33% of the Issuer's issued and outstanding shares of Common Stock.

          (iii) As of the date hereof, (A) Matlin Partners (Delaware) is a direct beneficial owner of 286,742 shares of Common Stock and (B) MatlinPatterson, Matlin Asset Management, Matlin Advisers, Matlin Global Partners, David J. Matlin and Mark R. Patterson are each an indirect beneficial owner of such shares. The 286,742 shares of Common Stock represent beneficial ownership of approximately 0.219% of the Issuer's issued and outstanding shares of Common Stock.

          (iv) As of the date hereof, (A) Matlin Partners (Cayman), is a direct beneficial owner of 102,665 shares of Common Stock and (B) MatlinPatterson, Matlin Asset Management, Matlin Advisers, Matlin Global Partners, David J. Matlin and Mark R. Patterson are each an indirect beneficial owner of such shares. The 102,665 shares of Common Stock represent beneficial ownership of less than 1/10 of 1% of the Issuer's issued and outstanding shares of Common Stock.

          (v) Matlin Global Partners serves as General Partner of each of the Matlin Partners. By reason of such relationships, Matlin Global Partners may be deemed to beneficially own the aggregate of 11,977,880 shares beneficially owned by the Matlin Partners, which represents beneficial ownership of approximately 9.15% of the Issuer's issued and outstanding shares of Common Stock.

          (vi) Matlin Advisers serves as investment advisor to each of the Matlin Partners. By reason of such relationships, Matlin Advisers may be deemed to beneficially own the shares beneficially owned by the Matlin Partners.

          (vii) Matlin Asset Management is the holder of all of the membership interests in Matlin Global Partners and Matlin Advisers. By reason of such relationships, Matlin Asset Management may be deemed to beneficially own the shares beneficially owned by the Matlin Partners.

          (viii) MatlinPatterson is the holder of all of the membership interests in Matlin Asset Management. By reason of such relationship, MatlinPatterson may be deemed to beneficially own the shares beneficially owned by the Matlin Partners.

          (ix) David J. Matlin and Mark R. Patterson are the holders of all of the membership interests in MatlinPatterson. By reason of such relationships, each of David J. Matlin and Mark R. Patterson and may be deemed to share voting and dispositive power over the shares beneficially owned by the Matlin Partners.

---------------------------                          ---------------------------
CUSIP NO. 690742101                                             Page 14 of 17
---------------------------                          ---------------------------


    (b) All of the Reporting Persons described in section (a) above share voting and dispositive power over the Plan Shares, the Private Shares and the Collar Shares (as defined in Item 6 below) with all of the other Reporting Persons, except that:

          (i) PI LLC does not have any voting or dispositive power over any Plan Shares held directly by any other Reporting Person or the Private Shares or Collar Shares held directly by PI CI LLC;

          (ii) PI CI LLC does not have any voting or dispositive power over any Plan Shares held directly by any other Reporting Person or the Private Shares or Collar Shares held directly by PI LLC;

          (iii) Matlin Partners (Delaware) does not have voting or dispositive power over the Plan Shares held directly by Matlin Partners (Cayman) or the Private Shares or Collar Shares held directly by PI CI LLC; and

          (iv) Matlin Partners (Cayman) does not have voting or dispositive power over the Plan Shares held directly by Matlin Partners (Delaware) or the Private Shares or Collar Shares held directly by PI LLC.

    (c) On February 21, 2007, Matlin Partners (Delaware) and Matlin Partners (Cayman) sold an aggregate of 50,000 shares of Common Stock in brokerage transactions at a sale price of $33.22 per share. Except as described in this paragraph and in Item 6 hereof, the Reporting Persons have effected no transactions in the Common Stock in the past 60 days.

    (d)   Not applicable.

    (e)   Not applicable.

          The filing of this Statement shall not be construed as an admission by any of the Reporting Persons that it is, for purposes of Section 13(d) of the Exchange Act, the beneficial owner of shares of Common Stock owned by other parties.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

          PI LLC and PI CI LLC each also entered into a "collar" participation arrangement (the "Collar Agreement") through Bear Stearns International Limited ("Bear Stearns") pursuant to which both PI LLC and PI CI LLC agreed to purchase shares of Common Stock (the "Collar Shares") under certain circumstances from a trust established to receive payments on behalf of asbestos personal injury claimants (the "Asbestos Trust"). The Collar Agreement is a participation of Bear Stearn's current obligations under the Collar Agreement. From PI LLC's perspective, the collar transactions involve (i) a short put option which would have obligated PI LLC, at the request of the Asbestos Trust, to purchase from the Asbestos Trust 1,661,611 shares of Common Stock until April 9, 2007 at $25.00 per share, and (ii) a long call option providing PI LLC with the right to purchase 1,661,611 shares of Common Stock until January 8, 2008 at $37.50 per share. From PI CI LLC's perspective, the collar transactions involve (i) a short put option which would have obligated PI CI LLC, at the request of the Asbestos Trust, to purchase from the Asbestos Trust 594,905 shares of Common

---------------------------                          ---------------------------
CUSIP NO. 690742101                                             Page 15 of 17
---------------------------                          ---------------------------


Stock until April 9, 2007 at $25.00 per share, and (ii) a long call option providing PI CI LLC with the right to purchase 594,905 shares of Common Stock until January 8, 2008 at $37.50 per share. The Collar Agreement provides that only the respective short put option or the long call option, not both, of these options can be exercised. The put options expired unexercised on April 9, 2007.

          In addition, PI LLC and PI CI LLC each also entered into an account control agreement with Bear Stearns and Investors Bank & Trust Company (the custodian of the Reporting Persons' share holdings in the Company) in order to secure the put right obligations of the Private Share Purchasers provided under the Collar Agreement. The account control agreements expired with the expiration of the put option on April 9, 2007.

---------------------------                          ---------------------------
CUSIP NO. 690742101                                             Page 16 of 17
---------------------------                          ---------------------------


                                    SIGNATURE

          After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this Statement is true, complete and correct.

Dated:  April 11, 2007

                                        MATLINPATTERSON LLC


                                        By: /s/ Mark R. Patterson
                                            -------------------------
                                            Name:  Mark R. Patterson
                                            Title: Member


                                        MATLINPATTERSON ASSET MANAGEMENT LLC


                                        By: /s/ Mark R. Patterson
                                            -------------------------
                                            Name:  Mark R. Patterson
                                            Title: Chairmam


                                        MATLINPATTERSON GLOBAL ADVISERS LLC


                                        By: /s/ Mark R. Patterson
                                            -------------------------
                                            Name:  Mark R. Patterson
                                            Title: Chairmam


                                        MATLINPATTERSON GLOBAL PARTNERS II LLC


                                        By: /s/ Mark R. Patterson
                                            -------------------------
                                            Name:  Mark R. Patterson
                                            Title: Director


                                        MATLINPATTERSON GLOBAL OPPORTUNITIES
                                        PARTNERS II L.P.

                                        By:  MatlinPatterson Global Partners II
                                             LLC, its general partner

                                        By: /s/ Mark R. Patterson
                                            -------------------------
                                            Name:  Mark R. Patterson
                                            Title: Director

---------------------------                          ---------------------------
CUSIP NO. 690742101                                             Page 17 of 17
---------------------------                          ---------------------------


                                        MATLINPATTERSON GLOBAL OPPORTUNITIES
                                        PARTNERS (Cayman) L.P.

                                        By:  MatlinPatterson Global Partners II
                                             LLC, its general partner


                                        By: /s/ Mark R. Patterson
                                            -------------------------
                                            Name:  Mark R. Patterson
                                            Title: Director


                                        PI SPE LLC

                                        By:  MatlinPatterson Global Partners
                                             II, L.P.

                                             By: MatlinPatterson Global Partners
                                                 II LLC, its general partner


                                        By: /s/ Mark R. Patterson
                                            -------------------------
                                            Name:  Mark R. Patterson
                                            Title: Director


                                        PI SPE CI LLC

                                        By:  MatlinPatterson Global Partners
                                             (Cayman) II, L.P.

                                             By: MatlinPatterson Global Partners
                                                 II LLC, its general partner


                                        By: /s/ Mark R. Patterson
                                            -------------------------
                                            Name:  Mark R. Patterson
                                            Title: Director


                                        DAVID J. MATLIN


                                        By: /s/ David J. Matlin
                                            -----------------------
                                            Name: David J. Matlin


                                        MARK R. PATTERSON


                                        By:  /s/ Mark R. Patterson
                                             -------------------------
                                             Name: Mark R. Patterson